Exhibit 1.1

VEDTÆGTER/ARTICLES OF ASSOCIATION

for/of Invitel Holdings A/S

CVR-nummer 31586224/company reg. no. (CVR) 31586224

VEDTÆGTER/ARTICLES OF ASSOCIATION

The English version is a translation of the Danish. In case of any discrepancies, the Danish version shall be the governing text.

1.	NAVN	NAME

	Selskabets navn er Invitel Holdings A/S.	The name of the company is Invitel Holdings A/S.

2.	FORMÅL	OBJECTS

	Selskabets formål er direkte eller via datterselskaber at drive enhver form for kommunikations-, service-, forlags- og medievirksomhed, investering, finansiering, rådgivning, handel samt anden i forbindelse hermed stående virksomhed, eventuelt i form af joint ventures med andre selskaber, samt al virksomhed, som efter bestyrelsens skøn er beslægtet hermed.	The objects of the company are to carry on all business – either directly or indirectly through subsidiaries – within the area of communications, services, directories, media, investment, financing, advisory services, trade and other related business, if appropriate in the form of joint ventures with other companies and to undertake, perform and carry on all such other things as the board of directors deems incidental to the attainment of such objects.

3.	SELSKABETS KAPITAL	SHARE CAPITAL

	Selskabets aktiekapital udgør EUR 167.257,33 fordelt på aktier á EUR 0,01 eller multipla heraf.	The share capital of the company is EUR 167,257.33 divided into shares of EUR 0.01 or any multiple thereof.

4.	TEGNINGSOPTIONER TIL VISSE NUVÆRENDE ELLER TIDLIGERE MEDARBEJDERE, DIREKTØRER ELLER BESTYRELSESMEDLEMMER	WARRANTS FOR CERTAIN CURRENT OR FORMER EMPLOYEES OR DIRECTORS

4.1	Selskabets generalforsamling har den 24. februar 2009 truffet beslutning om at udstede tegningsoptioner uden fortegningsret for selskabets aktionærer, idet tegningsoptionerne tilbydes til fordel for visse nuværende eller tidligere	On 24 February 2009, the general meeting of the Company passed a resolution to issue warrants with no pre-emption rights for the shareholders of the Company, as the warrants will be offered to certain current or former employees or directors of Hungarian medarbejdere, direktører eller bestyrelsesmedlemmer i
Hungarian Telephone and Cable Corp. og dets datterselskaber
efter bestyrelsens nærmere beslutning. Tegningsoptionerne
giver ret til at tegne for indtil nominelt EUR 5.950 aktier i selskabet, dog således at regulering i henhold til pkt. 9 i bilag
1 kan medføre et større nominelt beløb.	Telephone and Cable Corp. or its subsidiaries, as
determined by the board of directors. The warrants will
grant a right to subscribe for shares in the Company up to a nominal value of EUR 5,950 shares. However, adjustment
according to Clause 9 of Appendix 1 may result in a larger
nominal amount.

4.2	Tegningsoptionerne udstedes til erstatning for optionsprogrammer overtaget fra Hungarian Telephone and Cable Corp. i forbindelse med selskabets overtagelse af samtlige dette selskabs rettigheder og forpligtelser, og giver ret til at tegne aktier til den oprindelige tegningskurs, uanset om denne er under markedskursen på tildelingstidspunktet. En konvertering af den oprindelige tegningskurs til Euro foretages på grundlag af valutakursen på tidspunktet for udnyttelse af tegningsoptionerne.	Warrants issued as substitution for warrant programs assumed by the Company as part of the transfer of all rights and obligations from Hungarian Telephone and Cable Corp. entitles the holder to subscribe for shares at the original subscription price irrespective of whether it is below the market price at the time of the grant of the warrants. A conversion of the original subscription price into Euro shall be made on the basis of the exchange rate at the date of exercise of the warrants.

4.3	De nærmere vilkår for tegning, tildeling og udnyttelse af tegningsoptionerne samt for den til tegningsoptionerne hørende kontante kapitalforhøjelse, fremgår af bilag 1 til nærværende vedtægter, der udgør generalforsamlingens fuldstændige beslutning og er en integreret del af selskabets vedtægter.	The terms and conditions governing the subscription, grant and exercise of the warrants and the consequent cash capital increase are set out in Appendix 1 to the Articles of Association, which constitutes the entire resolution by the general meeting and is an integral part of the Articles of Association of the Company.

4.4	I konsekvens heraf har generalforsamlingen samtidig truffet beslutning om den til tegningsoptionerne hørende kontante kapitalforhøjelse på indtil nominelt EUR 5.950, dog således at regulering i henhold til pkt. 9 i bilag 1 kan medføre et større nominelt beløb.	Consequently, the general meeting also passed a resolution regarding the cash capital increase of up to nominally EUR 5,950 resulting from the warrants. However, adjustment according to Clause 9 of Appendix 1 may result in a larger nominal amount.

	De nye aktier skal udstedes til ihændehaver, men kan noteres på navn i selskabets ejerbog.	The new shares shall be issued to bearer, but may be registered in the Company’s register of shareholders.

	De nye aktier skal være omsætningspapirer, og der skal ikke gælde nogen indskrænkninger i omsætteligheden.	The new shares shall be negotiable instruments and no restrictions shall apply to their transferability.

5.	BEMYNDIGELSE TIL AT UDSTEDE TEGNINGSOPTIONER	AUTHORISATION TO ISSUE WARRANTS

5.1	Bestyrelsen er bemyndiget til ad én eller flere gange at udstede tegningsoptioner, der giver ret til at tegne aktier for indtil nominelt EUR 50.000. Aktierne har en stk. størrelse på EUR 0,01.	The board of directors is authorised on one or more occasions to issue warrants to subscribe for shares (each share having a nominal value of EUR 0.01) at a nominal value of up to EUR 50,000 in the company.

	Bemyndigelsen er gældende til og med den 31. december 2013.	The authorisation shall be effective until and including 31 December 2013.

	Selskabets aktionærer skal ikke have fortegningsret ved udstedelse af tegningsoptioner i henhold til denne bemyndigelse, idet tegningsoptionerne skal udstedes til fordel for bestyrelsen, direktionen og øvrige ledende medarbejdere i selskabet og dets datterselskaber efter bestyrelsens nærmere beslutning.	The shareholders of the company shall have no pre-emption right in connection with the issue of warrants according to this authorisation, as the warrants shall be issued in favour of directors, officers and/or employees of the company or its subsidiaries, as determined by the board of directors.

	Tegningsoptionerne skal give ret til at tegne aktier til mindst markedskursen på tildelingstidspunktet. Tegningsoptioner, som udstedes til erstatning for optionsprogrammer overtaget fra Hungarian Telephone and Cable Corp. i forbindelse med selskabets overtagelse af samtlige dette selskabs rettigheder og forpligtelser, kan dog give ret til at tegne aktier til den oprindelige tegningskurs, uanset om denne er under markedskursen på tildelingstidspunktet. Hvis den oprindelige tegningskurs konverteres til Euro, foretages konverteringen på grundlag af valutakursen på tidspunktet for udnyttelse af tegningsoptionerne.	The warrants shall entitle the holder to subscribe for shares at a price being as a minimum the market price at the time when they are granted. Warrants issued as substitution for warrant programs assumed by the Company as part of the transfer of all rights and obligations from Hungarian Telephone and Cable Corp. may, however, entitle the holder to subscribe for shares at the original subscription price irrespective of whether it is below the market price at the time of the grant of the warrants. If the original subscription price is converted into Euro, the conversion shall be made on the basis of the exchange rate at the date of exercise of the warrants.

	I øvrigt fastsætter bestyrelsen de nærmere vilkår for tegningsoptioner, der udstedes i henhold til bemyndigelsen.	The board of directors shall determine the specific terms of the warrants issued according to the authority.

5.2	Bestyrelsen har i medfør af vedtægternes punkt 5, stk. 1, den 25. februar 2010 besluttet at udnytte bemyndigelsen til at udstede tegningsoptioner til en ledende medarbejder	On 25 February 2010, the Board resolved, in accordance with Article 5 section 1 of the Articles of Association, cf. to utilize its authorisation to issue warrants to an executive member of the management

	De nærmere vilkår for tegning, tildeling og udnyttelse af tegningsoptionerne samt for den til tegningsoptionerne hørende kontante kapitalforhøjelse, fremgår af bilag 2 til vedtægterne, der udgør bestyrelsens beslutning og er en integreret del af selskabets vedtægter.	The terms and conditions governing the subscription, grant and exercise of the warrants and the consequent cash capital increase are set out in Appendix 2 to these Articles of Association, which constitutes the resolution by Board, and is an integral part of the Articles of Association of the Company.

6.	BEMYNDIGELSE TIL AT FORHØJE AKTIEKAPITALEN	AUTHORISATION TO INCREASE THE SHARE CAPITAL

	Bestyrelsen er bemyndiget til ad en eller flere gange at forhøje aktiekapitalen ved tegning af nye aktier (herunder i forbindelse med udnyttelse af tegningsoptioner) med indtil EUR 100.000. Aktierne skal udstedes til mindst markedskursen på beslutningstidspunktet. Aktier, som udstedes ved udnyttelse af warrants, som udstedes til erstatning for optionsprogrammer overtaget fra Hungarian Telephone and Cable Corp. i forbindelse med selskabets overtagelse af samtlige dette selskabs rettigheder og forpligtelser, kan dog have en tegningskurs svarende til den oprindelige tegningskurs, uanset om denne er under markedskursen på beslutningstidspunktet. Hvis den oprindelige tegningskurs konverteres til Euro, foretages konverteringen på grundlag af valutakursen på tidspunktet for udnyttelse af tegningsoptionerne.	The board of directors is authorised to increase the share capital of the company in one or more issues (including in connection with the exercise of warrants) of a total nominal sum of up to EUR 100,000. The minimum price shall be the market price at the time of the decision to increase the share capital. Shares issued by exercise of warrants issued as substitution for warrant programs assumed by the Company as part of the transfer of all rights and obligations from Hungarian Telephone and Cable Corp. may, however, have a subscription price equal to the original subscription price irrespective of whether it is below the market price at the time of the decision to increase the share capital. If the original subscription price is converted into Euro, the conversion shall be made on the basis of the exchange rate at the date of exercise of the warrants.

	Bemyndigelsen gælder indtil den 31. december 2013, men kan fornyes for en eller flere perioder på indtil fem år ad gangen.	The authorisation is valid until 31 December 2013, but can be renewed for one or more periods of up to five years each.

	De nye aktier skal være omsætningspapirer og skal udstedes til ihændehaver. Der skal ikke gælde indskrænkninger i de nye	The new shares shall be negotiable instruments and shall be issued to bearer. No restrictions shall apply to the transferability aktiers omsættelighed. Bestyrelsen kan beslutte, at de
hidtidige aktionærers fortegningsret helt eller delvis ikke skal
gælde, og at forhøjelsen helt eller delvis skal kunne ske på
anden måde end ved kontant indbetaling.	of the shares. The board of directors can decide that the pre emptive right of the shareholders shall not or only in part
apply and that the increase of the share capital may in part or in full be made by other means than cash payment.

7.	SELSKABETS AKTIER	SHARES

7.1	Selskabets aktier udstedes til ihændehaver, men kan noteres på navn i selskabets ejerbog.	All shares shall be issued to bearer, but may be registered in the bearer’s name in the company’s register of shareholders.

7.2	Aktierne er omsætningspapirer og der gælder ingen indskrænkninger i omsætteligheden.	The shares shall be negotiable instruments and no restrictions shall apply to their transferability.

7.3	Ingen aktier skal have særlige rettigheder.	No share shall carry any special rights.

7.4	Selskabets ejerbog kan efter bestyrelsens valg føres enten hos selskabet eller hos en af bestyrelsen uden for selskabet udpeget ejerbogsfører. Selskabets bestyrelse har valgt at selskabets ejerbog pt. føres af VP Investor Services A/S (VP Services A/S), Helgeshøj Allé 61, P.O. Box 20, 2630 Taastrup, Danmark.	At the discretion of the board of directors, the company’s register of shareholders (“ejerbog”) must be kept either by the company or by an external registrar nominated by the board of directors. The board of directors has chosen that the company’s register of shareholders for the time being is kept by VP Investor Services A/S (VP Services A/S), Helgeshøj Allé 61, P.O. Box 20, 2630 Taastrup, Denmark.

7.5	Aktierne udstedes gennem Værdipapircentralen A/S.	The shares shall be issued via Værdipapircentralen A/S (VP Securities Centre).

7.6	Aktierne kan mortificeres uden dom i overensstemmelse med de til enhver tid værende lovgivningsregler om mortifikation af omsætningspapirer.	Share certificates may be cancelled without a court order pursuant to the statutory rules on cancellation of negotiable instruments in force from time to time.

7.7	Ejerbogen er tilgængelig for aktionærerne ved inspektion på selskabets hjemsted.	The register of shareholders is accessible for inspection by the shareholders at the registered office of the company.

8.	GENERALFORSAMLINGEN, KOMPETENCE, STED OG INDKALDELSE	POWERS, LOCATION AND CONVENING OF GENERAL MEETINGS

8.1	Generalforsamlingen har den højeste myndighed i alle selskabets anliggender, inden for de grænser lovgivningen og disse vedtægter fastsætter.	The general meeting of shareholders has supreme authority in all matters and things pertaining to the company subject to the limits set by statute and by these Articles.

8.2	Selskabets generalforsamlinger skal afholdes på selskabets hjemsted, i Storkøbenhavn eller i Budapest. Den ordinære generalforsamling skal afholdes hvert år i så god tid, at den reviderede og godkendte årsrapport kan indsendes til Erhvervs- og Selskabsstyrelsen, så den er modtaget i styrelsen inden 5 måneder efter regnskabsårets udløb.	General meetings shall be held at the registered office of the company, in the Greater Area of Copenhagen or in Budapest. Annual general meetings shall be held in time for the audited and adopted annual report to be submitted to and received by the Danish Commerce and Companies Agency within five months after expiry of the financial year.

8.3	Ekstraordinær generalforsamling til behandling af et bestemt angivet emne skal indkaldes senest 2 uger efter, at det skriftligt er begæret af aktionærer, der ejer 5 % af aktiekapitalen.	Extraordinary general meetings shall be convened within two weeks after receipt of a written requisition to transact any particular business submitted by shareholders representing five % of the share capital.

8.4	Generalforsamlinger indkaldes af bestyrelsen med mindst 2 og højst 4 ugers varsel ved offentliggørelse via Erhvervs- og Selskabsstyrelsens informationssystem. Indkaldelsen skal indeholde dagsordenen for generalforsamlingen. Hvis der skal forhandles forslag, hvis vedtagelse kræver særlig majoritet, skal dette fremhæves i indkaldelsen og forslagets fulde ordlyd skal angives heri.	General meetings shall be convened by the board of directors by publication via the Danish Commerce and Companies Agency’s information system, giving no less than two weeks’ notice and no more than four weeks’ notice The notice shall include the agenda of the general meeting. If any proposed resolution whose adoption is subject to a qualified majority of votes is to be considered by the meeting, this shall be stated in the notice together with the full text of the resolution.

8.5	Forslag fra aktionærerne til behandling på generalforsamlingen skal være skriftlige og være modtaget af bestyrelsen i så god tid, at emnet kan optages på dagsordenen.	Any proposals from the shareholders to be considered at the general meeting shall be submitted in writing to the board of directors in time to permit such proposals to be

	Aktionærer har ret til at få et bestemt emne optaget på dagsordenen til den ordinære generalforsamling, hvis kravet fremsættes skriftligt senest 6 uger før generalforsamlingen.	included in the agenda. Shareholders are entitled to have proposals included on the agenda for the ordinary general meeting if these proposals are submitted in writing to the Board of Directors not later than six weeks before the general meeting.

8.6	Dokumenter udarbejdet til generalforsamlingens brug i forbindelse med eller efter generalforsamlingen, herunder indkaldelse til generalforsamling, skal udarbejdes på dansk og/eller engelsk.	Documents prepared for the purpose of the general meeting in connection with or after the general meeting, including its convening, must be prepared in Danish and/or English.

9.	GENERALFORSAMLINGEN, DAGSORDEN	AGENDA OF GENERAL MEETINGS

9.1	Senest 2 uger før generalforsamlingen skal dagsordenen og de fuldstændige forslag, der skal behandles på generalforsamlingen, og for den ordinære generalforsamlings vedkommende tillige revideret årsrapport gøres tilgængelige for aktionærerne og samtidig sendes til enhver noteret aktionær, som har fremsat begæring herom.	No later than two weeks before the general meeting, the agenda, the complete proposals to be considered at the general meeting and, provided it is not an extraordinary general meeting, the audited annual report shall be made available for inspection by the shareholders and sent to any registered shareholder upon request.

9.2	På den ordinære generalforsamling skal dagsordenen mindst være følgende:	The agenda of the annual general meeting shall at least include the following items:

	1. Bestyrelsens beretning om selskabets virksomhed i det forløbne regnskabsår	1. The directors’ report on the activities of the company during the past financial year

	2. Godkendelse af den reviderede årsrapport	2. Adoption of the audited annual report

	3. Meddelelse af decharge til bestyrelsen og direktionen	3. Resolution to discharge the board of directors and the management of its responsibilities

	4. Godkendelse af vederlag til bestyrelsen	4. Adoption of remuneration to the board of directors

	5. Anvendelse af overskud eller dækning af underskud i henhold til den godkendte årsrapport	5. Resolution on the distribution of the profit or loss recorded in the annual report adopted by the general meeting

	6. Valg af bestyrelsesmedlemmer og eventuelle suppleanter	6. Appointment of directors and any alternate directors

	7. Valg af revisor(er)	7. Appointment of auditor(s)

	8. Eventuelle forslag fra bestyrelsen og/eller aktionærerne	8. Any proposals from the board of directors and/or shareholders.

10.	GENERALFORSAMLINGEN, STEMMERET OG MØDERET	GENERAL MEETINGS, VOTING RIGHTS, AND RIGHT OF ATTENDANCE

10.1	Hvert aktiebeløb på EUR 0,01 giver ti stemmer.	Each share of EUR 0.01 carries ten votes.

10.2	En aktionærs ret til at deltage i og stemme på en generalforsamling fastlægges i forhold til de aktier, aktionæren besidder på registreringsdatoen. Registreringsdatoen ligger 1 uge før generalforsamlingens afholdelse. Deltagelse og udøvelse af stemmeret på en generalforsamling forudsætter desuden at aktionæren har anmeldt sin deltagelse til selskabet senest 3 dage før generalforsamlingens afholdelse. Antallet af aktier, den enkelte aktionær besidder på registreringsdatoen, opgøres på baggrund af noteringen af aktionærens ejerforhold i ejerbogen samt meddelelser om ejerforhold, som selskabet har modtaget med henblik på indførsel i ejerbogen, men som endnu ikke er indført heri, jf. selskabslovens § 84, stk. 2.	A shareholder’s right to attend and vote at a general meeting is determined by the number of shares owned by such shareholder at the record date (“registreringsdato”). The record date is one week before the general meeting. Attendance and voting at a general meeting imply that the shareholder has registered its attendance to the company three days at the latest prior to the general meeting. The number of shares owned by each shareholder at the record date is based on each shareholder’s ownership registered in the Register of Shareholders and on notices of ownership received by the company to be registered in the Register of Shareholders but not yet registered therein, see section 84(2) in the Danish Companies Act.

10.3	Hver aktionær er berettiget til at deltage i generalforsamlingen sammen med en rådgiver eller ved fuldmægtig, som kan udøve stemmeret på aktionærens vegne. Fuldmagten skal være skriftlig, dateret og må hvis givet til bestyrelsen ikke være givet for mere end 1 år.	Each shareholder may attend the general meeting with an adviser or be represented by a proxy holder, who may exercise the voting right on behalf of the shareholder. The instrument of proxy shall be in writing and duly dated, and shall if given to the board of directors be issued for no more than one year.

11.	GENERALFORSAMLINGEN, DIRIGENT, BESLUTNINGER OG PROTOKOL	GENERAL MEETINGS, CHAIRMAN, RESOLUTIONS AND MINUTE BOOK

11.1	Bestyrelsen udpeger en dirigent, der leder forhandlingerne og afgør alle spørgsmål vedrørende sagernes behandling og stemmeafgivning.	The board of directors shall elect a chairman to preside at the meeting and to determine all questions pertaining to the transaction of business and the voting thereat.

11.2	På generalforsamlingen træffes alle beslutninger ved simpelt flertal, medmindre andet følger af selskabsloven eller disse vedtægter.	Unless otherwise provided for by the Danish Companies Act (selskabsloven) or in the Articles of Association, all resolutions at the general meeting shall be adopted by a simple majority of votes.

11.3	Over forhandlingerne på generalforsamlingen føres en protokol, der underskrives af dirigenten.	A summary of the business transacted at the general meeting shall be entered in a minute book and shall be signed by the chairman of the meeting.

11.4	Senest 14 dage efter generalforsamlingens afholdelse skal protokollen eller en bekræftet udskrift heraf være tilgængelig for aktionærerne og tilstilles enhver aktionær, der har fremsat skriftlig begæring derom.	Not later than 14 days after a general meeting has been held, the minutes of the general meeting or a certified transcript thereof shall be available for inspection by the shareholders and any shareholder shall have a copy thereof upon a written request.

12.	BESTYRELSE	BOARD OF DIRECTORS

12.1	Selskabet ledes af en bestyrelse på 3-9 medlemmer valgt af generalforsamlingen for tiden indtil næste ordinære generalforsamling. For hvert bestyrelsesmedlem kan tillige vælges en personlig suppleant.	The company shall be managed by a board of directors consisting of 3-9 members elected by the general meeting to hold office until the next annual general meeting. An alternate director may be appointed for each director.

12.2	Bestyrelsen vælger en formand og en næstformand. En direktør må ikke vælges til formand eller næstformand.	The board of directors elects a chairman and a vice-chairman. A registered manager may not be appointed chairman or vice-chairman.

12.3	Bestyrelsen er beslutningsdygtig, når over halvdelen af samtlige bestyrelsesmedlemmer er til stede.	The board meeting shall constitute a quorum when more than half of the directors are present. Resolutions by the board of

	Bestyrelsens beslutninger træffes ved simpelt flertal. Formandens eller i dennes fravær næstformandens stemme er afgørende ved stemmelighed.	directors shall be passed by a simple majority of votes. In case of equality of votes, the chairman or in his/her absence, the vice-chairman shall have the casting vote.

12.4	Bestyrelsen skal i overensstemmelse med selskabslovens § 130 vedtage en forretningsorden om udførelsen af sit hverv.	Pursuant to section 130 of the Danish Companies Act the board of directors shall draw up rules of procedure governing the performance of its duties.

12.5	Referater af bestyrelsesmøder skal indsættes i en protokol, som skal underskrives af de bestyrelsesmedlemmer, som er til stede på møderne.	Minutes of the board meetings shall be entered in a minute book and shall be signed by the directors present.

13.	DIREKTION	MANAGEMENT

	Bestyrelsen ansætter 1-3 direktører til at varetage den daglige ledelse af selskabets virksomhed.	The board of directors shall appoint 1-3 registered managers to be in charge of the day-to-day operations of the company.

14.	TEGNINGSREGEL	POWER TO BIND THE COMPANY

	Selskabet tegnes af et bestyrelsesmedlem i forening med et andet bestyrelsesmedlem eller med en registreret direktør, af to registrerede direktører i forening eller af den samlede bestyrelse.	The company is bound by the signature of one director together with another director or a registered manager, by the joint signatures of two registered managers or by all the directors.

15.	REVISION	AUDITING

	Selskabets årsrapport revideres af en eller to statsautoriserede eller registrerede revisorer valgt af generalforsamlingen for tiden indtil næste ordinære generalforsamling.	The annual report of the company shall be audited by one or two state-authorised public accountant(s) or registered public accountant(s) appointed at the general meeting for the period until the next annual general meeting.

16.	REGNSKABSÅR, ÅRSRAPPORT MV.	FINANCIAL YEAR, ANNUAL REPORT, ETC.

16.1	Selskabets regnskabsår er kalenderåret. Første regnskabsår løber fra stiftelsen den 1. juli 2008 til den 31. december 2009.	The financial year of the company shall be the calendar year. The first financial year runs from the incorporation on 1 July 2008 to 31 December 2009.

16.2	Årsrapporten skal give et retvisende billede af selskabets aktiver og passiver, dets finansielle stilling samt resultatet, jf. årsregnskabsloven.	The annual report shall give a true and fair view of the assets and liabilities of the company, its financial position and profit and loss, cf. the Danish Financial Statements Act (årsregnskabsloven).

16.3	De i henhold til ungarsk ret krævede regnskaber skal udfærdiges med Euro som regnskabsmæssig valuta.	The financial accounts required under Hungarian law should be drawn up using Euro as reporting currency.

17.	EKSTRAORDINÆRT UDBYTTE	EXTRAORDINARY DIVIDEND

	Efter afgivelse af selskabets første årsrapport er bestyrelsen bemyndiget til at træffe beslutning om uddeling af ekstraordinært udbytte i det omfang dette af bestyrelsen skønnes forsvarligt under hensyn til selskabets og koncernens økonomiske stilling.	Following the presentation of the company’s first annual report, the board of directors may make extraordinary distributions of dividend to the extent the board of directors deems it prudent considering the financial position of the company and the group.

	Senest ændret den 25. februar 2010 med indsætttelse af et nyt punkt 5. stk. 2, med tilhørende bilag 2 og på selskabets ordinære generalforsamling den 28. maj 2010.	Amended on 25 February 2010 with an insertion of a new Article 5, subsection 2, including a new Appendix 2, and at the company’s annual general meeting held on 28 May 2010.

	Som dirigent: By /s/ Ole Steen Andersen Ole Steen Andersen	Chairman: By /s/ Ole Steen Andersen Ole Steen Andersen

BILAG 1 TIL VEDTÆGTER FOR INVITEL HOLDINGS A/S / APPENDIX 1 TO THE ARTICLES OF ASSOCIATION OF INVITEL HOLDINGS A/S

1.	BAGGRUND	BACKGROUND

1.1	I henhold til tre forskellige tegningsoptionsprogrammer (“Programmerne”) har Hungarian Telephone and Cable Corp. (“HTCC”) tildelt visse nuværende og/eller tidligere medarbejdere og bestyrelsesmedlemmer i HTCC-koncernen (“HTCC-koncernen”) optioner (“HTCC-tegningsoptioner”) til at købe aktier i HTCC. Programmerne omfatter (i) den Langsigtede Incitamentsordning 2004 (“2004-Ordningen”), (ii) Tegningsoptionsordningen for Ikke-Arbejdende Bestyrelsesmedlemmer (“Bestyrelsesordningen”) og (iii) Incitamentsordningen 2002 (“2002-Ordningen”) samt de dertil knyttede tildelingsaftaler.	Pursuant to three different stock option programs (the “Programs”), Hungarian Telephone and Cable Corp. (“HTCC”) has issued stock options (“HTCC Options”) to certain current and/or former employees and directors in the HTCC group (“HTCC Group”) to purchase shares in HTCC. These Programs are (i) the 2004 Long-Term Incentive Plan (the “2004 Plan”), (ii) the Non-Employee Director Stock Option Plan (the “Director Plan”) and (iii) the 2002 Incentive Stock Option Plan (the “2002 Plan”) and the related grant agreements there under.

1.2	HTCC har overdraget alle selskabets aktiver, rettigheder og forpligtelser til Invitel Holdings A/S (“Selskabet”). I forbindelse med overdragelsen og i overensstemmelse med de dertil knyttede dokumenter udsteder Selskabet nu nye tegningsoptioner (“Tegningsoptioner”) til erstatning for de HTCC-tegningsoptioner, der er udstedt i henhold til Programmerne, idet disse HTCC-tegningsoptioner	HTCC has transferred all of its assets, rights and obligations to Invitel Holdings A/S (the “Company”), and, in connection with such transfer and in accordance with the documents related to such transfer, the Company is now issuing new stock subscription rights (“Options”) as substitution for the HTCC Options issued under the Programs, as these HTCC Options are being cancelled. This substitution and cancelation

	annulleres. Denne udskiftning og annullering foretages i henhold til §§ 409A og 422 i United States Internal Revenue Code of 1986 (amerikansk skattelovgivning) med senere ændringer (og eventuelle bekendtgørelser og vejledninger udstedt i medfør heraf), og indholdet af dette Bilag skal fortolkes i overensstemmelse med disse paragraffer. Vilkårene og betingelserne for Tegningsoptionerne skal svare til de vilkår og betingelser, der fremgår af Programmerne og af dertil hørende skriftlige aftaler mellem HTCC og indehaverne af Tegningsoptionerne, medmindre andet fremgår af dette Bilag, eller dette vil stride mod gældende lov.	is being effected in compliance with Sections 409A and 422 of the United States Internal Revenue Code of 1986, as amended (and any regulations or guidance promulgated thereunder) and all terms hereof shall be interpreted in accordance with such sections. All terms and conditions of the Options shall be consistent with those specified under the Programs and any related written agreements between HTCC and the holders of the Options, unless otherwise provided in this Appendix or contrary to applicable law.

2.	BESLUTNING	RESOLUTION

2.1	På Selskabets ekstraordinære generalforsamling afholdt den 24. februar 2009 blev der truffet beslutning om at udstede Tegningsoptioner.	On an extraordinary general meeting 24 February 2009 the general meeting of the Company passed a resolution to issue Options.

2.2	Selskabets aktionærer har ikke fortegningsret til Tegningsoptionerne eller til Aktier (som defineret nedenfor), der udstedes til fordel for tidligere indehavere af HTCC-tegningsoptioner (samlet benævnt “Indehaverne” og hver især “Indehaver”).	The Company’s shareholders shall not have a pre-emptive right to the Options or any Shares (as defined below) which are issued for the benefit of previous holders of HTCC Options (collectively the “Holders” and each a “Holder”).

2.3	Tegningsoptionerne giver Indehaverne ret til at tegne for indtil i alt nominelt EUR 5.950 aktier (“Aktie”/“Aktier”) (dvs. 595.000 Aktier á nominelt EUR 0,01) i Selskabet. Reguleringsmekanismerne i pkt. 9 kan dog resultere i et højere eller lavere beløb.	The Options shall provide the Holders with the right to subscribe for a total of up to nominally EUR 5,950 shares (“Share”/“Shares”) (i.e. 595,000 Shares with each a nominal value of EUR 0.01) in the Company. However, the adjustment mechanisms set out in Clause 9 may result in a lower or higher amount.

2.4	I konsekvens af ovenstående har Selskabets generalforsamling samtidig	As a consequence of the above, the general meeting of the Company has at the

	truffet beslutning om den til Tegningsoptionerne hørende kontante kapitalforhøjelse på indtil EUR 5,950, dog således, at reguleringsmekanismerne i pkt. 9 kan resultere i et højere eller lavere beløb.	same time resolved upon the cash capital increase related to the Options of up to EUR 5,950. However, the adjustment mechanisms set out in Clause 9 may result in a lower or higher amount.

2.5	Selskabets generalforsamling har som led i ovenstående fastsat følgende nærmere vilkår for tegning og udnyttelse af Tegningsoptionerne samt for den dertil hørende kapitalforhøjelse:	As part of the above, the general meeting of the Company has resolved that the following terms for the subscription for and exercise of the Options and for the related cash capital increase shall apply:

3.	TEGNING AF OG VEDERLAG FOR OPTIONERNE	SUBSCRIPTION AND REMUNERATION FOR THE OPTIONS

3.1	Indehaverne kan i perioden fra 24. februar 2009 til 1. maj 2009 tegne Tegningsoptioner på den af bestyrelsen udsendte tegningsliste. Antallet af Tegningsoptioner, som hver enkelt Indehaver af en annulleret HTCC-tegningsoption modtager, svarer til det antal aktier i HTCC, der kunne købes i henhold til disse HTCC-tegningsoptioner umiddelbart forud for annulleringen heraf.	The Holders may subscribe for Options in the period from 24 February 2009 to 1 May 2009, on a subscription list. The number of Options to be received by each Holder of a cancelled HTCC Option shall equal the number of shares in HTCC that were available for purchase under such HTCC Options immediately prior to the cancelation thereof.

3.2	Tegningsoptionerne tildeles Indehaverne vederlagsfrit, idet de dog tildeles som erstatning for de bortfaldne HTCC-tegningsoptioner.	The Options are issued at no costs for the Holders, except as substitution for cancelation of the HTCC Options.

3.3	Selskabet skal føre en fortegnelse over udstedte Tegningsoptioner.	The Company shall keep a register of issued Options.

4.	TEGNINGSKURS OG NOMINELT AKTIEBELØB	SUBSCRIPTION PRICE AND NOMINAL AMOUNT

4.1	Hver Tegningsoption giver Indehaveren en ret, men ikke en pligt, til at tegne én Aktie á nominelt EUR 0,01 i Selskabet til en tegningskurs i euro beregnet på grundlag af det i pkt. 4.2 anførte beløb i USD	Each Option shall provide the Holder with a right, but not an obligation, to subscribe for one Share with a nominal value of EUR 0.01 in the Company for a subscription price determined in euro calculated from a

	(“Tegningskursen”). Reguleringsmekanismerne i pkt. 9 kan dog medføre ændringer i antallet af Aktier, der knytter sig til hver Tegningsoption.	USD amount as set out in Clause 4.2 (the “Subscription Price”). The adjustment mechanisms set out in Clause 9 may result in an amendment of the number of Shares subject to each Option.

4.2	Tegningskursen for hver Tegningsoption svarer til den kurs, som Indehaverne kunne have udnyttet tilsvarende HTCC-tegningsoptioner tildelt i henhold til de respektive Programmer, og fastsættelsen af Tegningskursen kan således opdeles i tre kategorier, der relaterer sig til hver af de tre Programmer:	The Subscription Price under each Option shall be identical to the price for which the Holders could have exercised corresponding HTCC Options granted under the respective Programs and hence, the determination of the Subscription Price can be separated into three categories related to each of the three Programs:

	Tegningskurs for Tegningsoptioner, der erstatter HTCC-tegningsoptioner tildelt i henhold til 2002-Ordningen (“Tegningsoptioner 1”):	Subscription Price related to Options substituting HTCC Options granted under the 2002 Plan (“Options 1”):

	Tegningskursen svarer til den i 2002-Ordningen nævnte “Udnyttelseskurs”, defineret som den kurs, hvortil en “Tegningsoption” (som defineret i 2002-Ordningen) kunne være udnyttet forud for annulleringen heraf. Den faktiske “Udnyttelseskurs” (og dermed Tegningskursen for en Aktie) fremgår af de aftaler, som Indehaverne har modtaget i forbindelse med tildelingen af “Tegningsoptionerne”, og er som følger:	The Subscription Price shall be identical to the “Exercise Price” as mentioned in the 2002 Plan defined as the price at which an “Option” (as defined in the 2002 Plan) could have been exercised prior to its cancelation. The actual “Exercise Price” (and hence the Subscription Price of a Share) is stated in the individual written agreements provided to the Holders in connection with the grant of the “Options” and is as follows:

	- USD 4,72 (for “Tegningsoptioner”, der udløber 1/1/12)	- USD 4.72 (for “Options” expiring 1/1/12)

	- USD 7,46 (for “Tegningsoptioner”, der udløber 1/1/13)	- USD 7.46 (for “Options” expiring 1/1/13)

	Tegningskurs for Tegningsoptioner, der erstatter HTCC-tegningsoptioner tildelt i henhold til Bestyrelsesordningen (“Tegningsoptioner 2”):	Subscription Price related to Options substituting HTCC Options granted under the Director Plan (“Options 2”):

	Tegningskursen svarer til den i Bestyrelsesordningens pkt. 7 nævnte	The Subscription Price shall be identical to the “Exercise Price” as mentioned under

“Udnyttelseskurs”, defineret som den kurs, hvortil en “Tegningsoption” (som defineret i Bestyrelsesordningen) kunne være udnyttet forud for annulleringen heraf. Den faktiske “Udnyttelseskurs” (og dermed Tegningskursen for en Aktie) fremgår af de aftaler, som Indehaverne har modtaget i forbindelse med tildelingen af “Tegningsoptionerne”, og er som følger:	Clause 7 in the Director Plan defined as the price at which an “Option” (as defined in the Director Plan) could have been exercised prior to its cancelation. The actual “Exercise Price” (and hence the Subscription Price of a Share) is stated in the individual written agreements provided to the Holders in connection with the grant of the “Options” and is as follows:

- USD 6,00 (for “Tegningsoptioner”, der udløber 5/24/09)	- USD 6.00 (for “Options” expiring 5/24/09)

- USD 6,21 (for “Tegningsoptioner”, der udløber 5/24/10)	- USD 6.21 (for “Options” expiring 5/24/10)

- USD 6,49 (for “Tegningsoptioner”, der udløber 5/20/11)	- USD 6.49 (for “Options” expiring 5/20/11)

- USD 5,78 (for “Tegningsoptioner”, der udløber 5/21/12)	- USD 5.78 (for “Options” expiring 5/21/12)

- USD 10,89 (for “Tegningsoptioner”, der udløber 5/21/13)	- USD 10.89 (for “Options” expiring 5/21/13)

Tegningskurs for Tegningsoptioner, der erstatter HTCC-tegningsoptioner tildelt i henhold til 2004-Ordningen (“Tegningsoptioner 3”):	Subscription Price related to Options substituting HTCC Options granted under the 2004 Plan (“Options 3”):

Tegningskursen svarer til den i 2004-Ordningen nævnte “Optionskurs”, defineret som den kurs, hvortil en “Tegningsoption” (som defineret i 2004-Ordningen) kunne være udnyttet forud for annulleringen heraf. Den faktiske “Optionskurs” (og dermed Tegningskursen for en Aktie) fremgår af de aftaler, som Indehaverne har modtaget i forbindelse med tildelingen af “Tegningsoptionerne”, og er som følger:	The Subscription Price shall be identical to the “Option Price” as mentioned in the 2004 Plan defined as the price at which an “Option” (as defined in the 2004 Plan) could have been exercised prior to its cancelation. The actual “Option Price” (and hence the Subscription Price of a Share) is stated in the individual written agreements provided to the Holders in connection with the grant of the “Options” and is as follows:

- USD 9,39 (for “Tegningsoptioner”, der udløber 12/31/13)	- USD 9.39 (for “Options” expiring 12/31/13)

- USD 13,01 (for “Tegningsoptioner”, der udløber 1/02/15)	- USD 13.01 (for “Options” expiring 1/02/15)

- USD 15,62 (for “Tegningsoptioner”, der udløber 1/02/16)	- USD 15.62 (for “Options” expiring 1/02/16)

	- USD 14,64 (for “Tegningsoptioner”, der udløber 1/01/17) - USD 17,14 (for “Tegningsoptioner”, der udløber 1/01/18) - USD 7,70 (for “Tegningsoptioner”, der udløber 1/05/19)	- USD 14.64 (for “Options” expiring 1/01/17) - USD 17.14 (for “Options” expiring 1/01/18) - USD 7.70 (for “Options” expiring 1/05/19)

4.3	Tegningskursen fastsættes af Selskabet i euro, således at Tegningskursen svarer til de i pkt. 4.2 ovenfor anførte beløb i USD omregnet til euro på grundlag af den Europæiske Centralbanks valutakurser på det tidspunkt, hvor Indehaveren giver meddelelse om udnyttelses af Tegningsoptioner (som nævnt i pkt. 5.2, 6.2, 7.4, 8.4 osv.). Reguleringsmekanismerne i pkt. 9 kan dog medføre en ændring af Tegningskursen. Uanset ovenstående kan Indehavere afregne købesummen til Selskabet i amerikanske dollar, idet Selskabet derefter kan vælge at omveksle de amerikanske dollar til euro.	The Subscription Price shall be determined in Euros and so, the Subscription Price shall be the USD amounts as stated above in clause 4.2 converted to Euro based on the European Central Bank’s exchange rate on the date of the specific notification regarding exercise of Options from the Holder (as mentioned in Clause 5.2, 6.2, 7.4, 8.4 etc.), as calculated by the Company. The adjustment mechanisms set out in Clause 9 may result in an amendment of the Subscription Price. Notwithstanding the foregoing, Holders may pay the purchase price to the Company in U.S. Dollars, with the Company then undertaking the exchange of such U.S. Dollars to Euros at its discretion.

4.4	Mindstebeløbet af kapitalforhøjelserne, der kan tegnes på grundlag af Tegningsoptionerne, er nominelt EUR 0,01, og maksimumbeløbet er nominelt EUR 5.950, dog således at reguleringsmekanismerne i pkt. 9 kan resultere i et højere eller lavere beløb.	The minimum amount of the capital increases which may be subscribed for on the basis of the Options is nominally EUR 0.01 and the maximum amount is nominally EUR 5,950. However, the adjustment mechanisms set out in Clause 9 may result in a lower or higher amount.

5.	ORDINÆR UDNYTTELSE AF TEGNINGSOPTIONER	ORDINARY EXERCISE OF OPTIONS

5.1	Tegningsoptionerne kan til enhver tid udnyttes helt eller delvist inden deres udløbsdato som anført i dette Bilag (“Udnyttelsesperioden”). Tegningsoptioner, der ikke er udnyttet inden udgangen af Udnyttelsesperioden i overensstemmelse	The Options may be exercised from time to time, in whole or in part, only limited by the expiry of the Options as provided for in this Appendix (the “Exercise Period”). Options not exercised before the expiry of the relevant Exercise Period and in accordance

	med pkt. 5.2, bortfalder automatisk og uden kompensation ved udløbet af Udnyttelsesperioden.	with Clause 5.2 shall automatically and without compensation or further action be cancelled as per the expiry of the Exercise Period.

5.2	Såfremt en Indehaver ønsker at udnytte tildelte Tegningsoptioner, skal Indehaveren fremsende skriftlig meddelelse herom til Selskabet. Meddelelsen skal indeholde oplysninger om antallet af Tegningsoptioner, som Indehaveren ønsker at udnytte og evt. oplysninger om Indehaverens værdipapirdepot, hvortil de erhvervede Aktier skal overføres. Meddelelsen skal være Selskabet i hænde (i overensstemmelse med pkt. 11.5) inden udløbet af Udnyttelsesperioden. Senest 7 dage efter afgivelsen af den skriftlige meddelelse om udnyttelse af Tegningsoptionerne skal Indehaveren (i) indbetale et kontant beløb (“Tegningsbeløbet”) på en af Selskabet anvist bankkonto og (ii) et beløb svarende til eventuel indeholdelsespligtig skat, som Indehaveren som minimum skal betale af en gevinst ved udnyttelsen af Tegningsoptionerne (“det Indeholdelsespligtige Beløb”). Tegningsbeløbet skal svare til Tegningskursen (evt. reguleret i henhold til pkt. 9) ganget med antallet af udnyttede Tegningsoptioner.	If a Holder wishes to exercise Options, the Holder shall submit written exercise notice thereof to the Company. The notice shall include information regarding the number of the Holder’s Options which are being exercised and – if applicable – information regarding the Holder’s security deposit to which the acquired Shares shall be transferred. Notices must be received by the Company (in accordance with Clause 11.5) before the end of the Exercise Period to be effective. No later than seven calendar days after the date of the written notice of exercise of Options, the Holder shall (i) pay a cash amount (“the Subscription Amount”) to a bank account designated by the Company and (ii) an amount equal to the minimum withholding taxes at the individual Holder’s applicable tax rate – if any - required in respect of the income recognized by the Holder in connection with the exercise of the Options (such amount, the “Withholding Amount”). The Subscription Amount shall equal to the Subscription Price (adjusted in accordance with Clause 9, if applicable) multiplied by the number of Options exercised.

5.3	Såfremt en Indehaver udnytter Tegningsoptioner helt eller delvist i overensstemmelse med dette Bilag, skal de dertil knyttede Aktier leveres til Indehaveren, så hurtigt som det er praktisk muligt, dog tidligst når Aktierne er registreret i Erhvervs- og Selskabsstyrelsen og Værdipapircentralen (hvilket kan tage 7 kalenderdage, efter at Selskabet har modtaget meddelelsen om	If a Holder exercises Options, in part or in whole, in accordance with this Appendix, the corresponding Shares shall be delivered to the Holder as promptly as reasonably practicable. However, the Shares shall not be delivered before they are registered with the Danish Commerce and Companies Agency and Værdipapircentralen (VP Securities Services) (which may take 7 calendar days after the Company has received the

	udnyttelse og Tegningsbeløbet samt (evt.) det Indeholdelsespligtige Beløb fra Indehaveren.	exercise notice and payment of the Subscription Amount and (if applicable) the Withholding Amount from the Holder).

5.4	For god ordens skyld er alle Tegningsoptioner modnet fuldt ud.	For the avoidance of doubt, all Options are fully vested.

6.	DIFFERENCEAFREGNING	CASHLESS EXERCISE

6.1

Uanset bestemmelserne i pkt. 5 ovenfor kan en Indehaver udnytte udvalgte Tegningsoptioner ved differenceafregning (“Differenceafregning”), således at Selskabet i stedet for at levere de Aktier, der knytter sig til de udnyttede Tegningsoptioner, betaler Indehaveren et kontantbeløb svarende til differencen mellem Markedskursen (som defineret i pkt. 10) pr. Aktie og Tegningsbeløbet (idet dette kontantbeløb straks skal returneres til Selskabet til opfyldelse af Indehaverens forpligtelse til at betale Tegningsbeløbet og det Indeholdelsespligtige Beløb for alle de Tegningsoptioner, der samtidigt udnyttes af Indehaveren). En Indehavers udnyttelse af Tegnings-

optioner ved Differenceafregning er dog begrænset til det beløb, der er nød-

vendigt for at dække Tegningsbeløbet og (evt.) det Indeholdelsespligtige Beløb for alle Tegningsoptioner, der samtidig udnyttes af Indehaveren. Tegningsoptioner, der udnyttes ved Differenceafregning, bortfalder som følge af Differenceafregningen.

Irrespective of the above mentioned provisions in Clause 5, a Holder may exercise selected Options through a cashless exercise (“Cashless Exercise”) so that the Company, instead of delivering the Shares corresponding to exercised Options, pays the Holder a cash amount corresponding to the difference between the Fair Market Price (as defined in Clause 10) per Share and the Subscription Amount (on the understanding that such cash amount shall immediately be returned to the Company to satisfy the Holder’s obligation to pay the Subscription Amount and the Withholding Amount of all Options simultaneously exercised by the Holder). However, a Holder’s exercise of Options through a Cashless Exercise is limited to an amount necessary to pay the Subscription Amount and (if applicable) the Withholding Amount of all Options simultaneously exercised by the Holder. The Options exercised through a Cashless Exercise are cancelled as a consequence of the Cashless Exercise.

6.2	Såfremt en Indehaver ønsker at udnytte Tegningsoptioner ved Differenceafregning, skal Indehaveren underrette Selskabet herom i meddelelsen om udnyttelse som beskrevet i pkt. 5.2.	If a Holder wishes to exercise Options through a Cashless Exercise, the Holder shall notify the Company at the time of the exercise notice to the Company as described in Clause 5.2.

7.	ANSÆTTELSESFORHOLDETS OPHØR	TERMINATION OF EMPLOYMENT

7.1	Uanset bestemmelserne i pkt. 5.1 om hel eller delvis udnyttelse af Tegningsoptionerne skal følgende bestemmelser i nærværende pkt. 7 gælde for Indehavernes Tegningsoptioner og ret til udnyttelse i forbindelse med fratræden som medarbejder i et HTCC-koncernselskab (“HTCC-koncernselskab”), dog således at bestyrelsen til enhver tid med Indehaverens accept kan ændre disse vilkår (idet alle forudgående aftaler mellem HTCC og en Indehaver fortsat skal gælde). HTCC har dog accepteret, at en eller flere af Indehaverne ikke er omfattet af disse vilkår.	Notwithstanding the provisions mentioned in Clause 5.1 regarding exercise of Options from time to time, in whole or in part, the following provisions below in this Clause 7 shall apply regarding the Holder’s Options and right to exercise Options in connection with a termination of the Holder’s employment with a company in the HTCC Group (an “HTCC Group Company”) whereby the Holder ceases to be an employee of any HTCC Group Company; provided that the Board may agree to modify these terms upon the agreement with any Holder from time to time (and all prior agreements of HTCC with any Holder shall remain binding and applicable hereto; it being understood that HTCC has agreed to exempt one or more of the Holders from the terms hereof).

7.2	Følgende skal gælde for retten til at udnytte Tegningsoptioner, når en Indehaver ophører med at være ansat hos et HTCC-koncernselskab:	The following shall apply to the Holder’s right to exercise Options when a Holder ceases to be an employee of any HTCC Group Company:

	Såfremt en Indehavers ansættelsesforhold hos et HTCC-koncernselskab ophører som følge af andre forhold end (i) død, (ii) fratrædelse med “Gyldig Grund” (som defineret i pkt. 7.3 nedenfor), (iii) pensionering, eller (iv) Indehaverens opsigelse, kan Indehaverens Tegningsoptioner udnyttes til enhver tid inden for en periode på tre år efter ansættelsesforholdets ophør, dog således at Tegningsoptionerne ikke kan udnyttes på noget tidspunkt efter deres udløbsdato i henhold til dette Bilag.	If the employment of a Holder with the HTCC Group Company is terminated for reasons other than (i) death, (ii) discharge for “Cause” (as defined below in Clause 7.3), (iii) retirement, or (iv) resignation, such Holder’s Options may be exercised at any time within three years after such termination, except that the Options shall not be exercisable on any date beyond the expiration date of the Options, as provided for in this Appendix.

Såfremt en Indehavers ansættelsesforhold hos et HTCC-koncernselskab ophører med Gyldig Grund (som defineret i pkt. 7.3 nedenfor), udløber alle Indehaverens Tegningsoptioner og enhver rettighed i henhold til Tegningsoptionerne ophører automatisk uden kompensation.	If the employment of a Holder with the HTCC Group Company is terminated for Cause (as defined below in Clause 7.3), all the Holder’s Options shall expire and any rights thereunder shall automatically terminate without compensation.

Såfremt en Indehaver, som ikke ved fratræden er omfattet af et HTCC-koncernselskabs pensionsordning (i) fratræder sin stilling på grund af egen opsigelse eller (ii) afgår ved døden enten under sin ansættelse hos HTCC-koncernselskabet eller efter ansættelsesforholdets ophør (og ophøret ikke sker med Gyldig Grund (som defineret i pkt. 7.3 nedenfor)) inden Indehaveren har udnyttet sine Tegningsoptioner, kan Indehaverens Tegningsoptioner udnyttes af henholdsvis Indehaveren eller dennes personlige stedfortræder/repræsentant når som helst inden for tre år efter fratrædelsen, dog således at Tegningsoptionerne ikke kan udnyttes på noget tidspunkt efter deres udløbsdato i henhold til dette Bilag.	If a Holder who is not eligible to retire under any HTCC Group Company pension plan (i) terminates employment due to resignation or (ii) dies either while in the employ of the HTCC Group Company or after termination of such employment (other than discharge for Cause (as defined below in Clause 7.3)) prior to exercising his Options, such Holder’s Options may be exercised by the Holder or by his personal representative, respectively, at any time within three years after such resignation, except that the Options shall not be exercisable on any date beyond the expiration date of the Options, as provided for in this Appendix.

Såfremt en Indehaver, som ved fratræden er omfattet af et HTCC-koncernselskabs pensionsordning afgår ved døden uden at have udnyttet sine Tegningsoptioner, kan Tegningsoptionerne udnyttes af Indehaverens personlige stedfortræder/repræsentant når som helst inden Tegningsoptionernes udløbsdato i henhold til dette Bilag.	If a Holder who is eligible to retire under any HTCC Group Company pension plan die prior to exercising his Options, such Holder’s Options may be exercised by the Holder’s personal representative at any time prior to the expiration date of the Options, as provided for in this Appendix.

Såfremt en Indehaver, som er fratrådt og ved fratrædelsen var omfattet af et HTCC-koncernselskabs pensionsordning, afgår ved døden uden at have udnyttet alle sine Tegningsoptioner, kan Tegningsoptionerne udnyttes af Indehaverens personlige stedfortræder/repræsentant når som helst inden Tegningsoptionernes udløbsdato i henhold til dette Bilag.	If a Holder who has retired when eligible to retire under any HTCC Group Company pension plan dies prior to exercising all of his Options, then such Options may be exercised by the Holder’s personal representative at any time prior to the expiration date of the Options, as provided for in this Appendix.

	Såfremt en Indehaver med ret til at udnytte Tegningsoptioner afgår ved døden inden for en periode på 180 dage inden Tegningsoptionernes udløbsdato i henhold til dette Bilag, og såfremt Tegningsoptionerne er udløbet uden at være blevet udnyttet, modtager Indehaverens personlige stedfortræder/repræsentant et kontant beløb fra Selskabet svarende til forskellen mellem Aktiernes Markedskurs (som defineret i pkt. 10) fastsat på Tegningsoptionernes udløbsdato og Tegningsbeløbet samt eventuelle Indeholdelsespligtige Beløb. Indehaverens Tegningsoptioner annulleres som følge af betalingen af dette kontante beløb til den personlige stedfortræder/repræsentant.	If a Holder entitled to exercise Options dies within 180 days before the expiry date of the Options, as provided for in this Appendix, and if the Options expired without being exercised, the Holder’s personal representative shall receive in settlement a cash payment from the Company corresponding to an amount, if any, equal to the difference between the Fair Market Price (as defined in Clause 10) of the Shares (determined on the expiration date of the Options) and the Subscription Amount and (if applicable) the Withholding Amount of the Holder’s Options. The Holder’s Options are cancelled as a consequence of this cash payment to the personal representative.

Såfremt en Indehavers ansættelsesforhold hos HTCC Koncernen ophører (bortset fra ophør med Gyldig Grund, som reguleres af pkt. 7.2(b)) og Indehaveren ved fratrædelsen er omfattet af et HTCC-koncernselskabs pensionsordning, kan Tegnings-

optionerne udnyttes til enhver tid inden deres udløbsdato i henhold til dette Bilag. Såfremt en Indehaver modtager fratrædelsesgodtgørelse fra et HTCC-koncernselskab og er berettiget til at fratræde i den periode, hvor godtgørelsen udbetales, kan alle Indehaverens Tegningsoptioner udnyttes til enhver tid inden deres udløbsdato i henhold til dette Bilag.

If a Holder’s employment with the HTCC Group terminates (except for a termination for Cause which is governed by clause 7.2(b) and the Holder is eligible to retire under any HTCC Group Company pension plan, the Options may be exercised at any time prior to the expiration date of such Options, as provided for in this Appendix. If a Holder receives severance payment from an HTCC Group Company and becomes eligible to retire during the severance payment period, all of the Holder’s Options may be exercised at any time prior to the expiration date of the Options, as provided for in this Appendix.

7.3	Såfremt udtrykket ikke er defineret i en individuel aftale gældende for Indehaveren, skal “Gyldig Grund” forstås	If not defined in any individual agreement applicable to a Holder, then “Cause” shall mean the termination of a Holder’s employment

	som ophør af en Indehavers ansættelsesforhold som følge af dennes (1) grove misligholdelse, som økonomisk eller på anden måde er til skade for et HTCC-koncernselskab, (2) uretmæssige tilegnelse af midler, (3) afgivelse af urigtige oplysninger i ond tro til et HTCC-koncernselskabs bestyrelsesmedlemmer eller ledende medarbejdere vedrørende HTCC-koncernselskabets forretningsforhold, (4) grove uagtsomhed i forbindelse med udførelse af sit hverv, som har eller med rimelighed kan forventes at have en skadelig virkning på HTCC-koncernselskabets virksomhed, drift, aktiver, ejendomme eller finansielle stilling, (5) alvorlige forbrydelse eller anden forbrydelse, som indebærer moralsk fordærv, eller (6) udøvelse af konkurrerende virksomhed i forhold til et HTCC-koncernselskab. Hvorvidt en Indehavers ansættelsesforhold er ophørt med Gyldig Grund, afgøres alene af HTCC-koncernselskabet.	by reason of his or her (1) engaging in gross misconduct that is injurious to an HTCC Group Company, monetarily or otherwise, (2) misappropriation of funds, (3) willful misrepresentation to the directors or officers of an HTCC Group Company regarding matters relating to the business of the HTCC Group Company, (4) gross negligence in the performance of the Holder’s duties that has or may reasonably be expected to have an adverse effect on the business, operations, assets, properties or financial condition of the HTCC Group Company, (5) commission of a felony or any crime involving moral turpitude, or (6) entering into competition with an HTCC Group Company. The determination of whether a Holder’s employment was terminated for Cause shall be made by the HTCC Group Company in its sole discretion.

7.4	Såfremt en Indehaver eller eventuelt dennes personlige stedfortræder/repræsentant er berettiget til at udnytte Tegningsoptioner i overensstemmelse med ovenstående bestemmelser, skal Indehaveren eller den personlige stedfortræder/repræsentant fremsende en skriftlig meddelelse om udnyttelse til Selskabet og betale Tegningsbeløbet samt eventuelt det i pkt. 5.2 beskrevne Indeholdelsespligtige Beløb (eller på anden måde benytter sig af muligheden for Differenceafregning).	If the Holder or the personal representative of a Holder, as the case may be, can exercise Options in accordance with the above clauses, the Holder or the personal representative of a Holder, as the case may be, shall submit written exercise notice to the Company and pay the Subscription Amount and (if applicable) the Withholding Amount described in Clause 5.2 (or otherwise use the Cashless Exercise).

7.5	Såfremt en Indehaver eller en Indehavers personlige stedfortræder/repræsentant er berettiget til at udnytte Tegningsoptioner i henhold til dette pkt. 7, men ikke helt eller	If a Holder or the personal representative of a Holder is entitled to exercise Options pursuant to this Clause 7, but does not make use of this right, in whole or in part,

	delvist udøver denne ret, eller ikke fremsender meddelelse om udnyttelse og indbetaler Tegningsbeløbet og eventuelt Det Indeholdelsespligtige Beløb i overensstemmelse med pkt. 7.4, annulleres Indehaverens ikke-udnyttede Tegningsoptioner automatisk og uden kompensation.	or does not submit notice regarding the exercise and pays the Subscription Amount and (if applicable) Withholding Amount in accordance with Clause 7.4, the Holder’s non-exercised Options shall automatically and without compensation be cancelled.

7.6	Bestemmelserne i pkt. 7 er i deres helhed betinget af pkt. 8.	The foregoing terms of Clause 7 shall be subject in their entirety to Clause 8.

8.	OVERGANG AF BESTEMMENDE INDFLYDELSE I SELSKABET	CHANGE OF CONTROL OF THE COMPANY

8.1	Såfremt der sker (i) en “Overgang af Bestemmende Indflydelse” som defineret nedenfor i pkt. 8.2, og (ii) Selskabet er det ikke-fortsættende selskab (“Ikke-fortsættende Selskab”), og såfremt det fortsættende selskab (“Fortsættende Selskab”), der opnår kontrol med Selskabet, ikke overtager Tegningsoptionerne eller erstatter Tegningsoptionerne med tilsvarende optioner på værdipapirer i det Fortsættende Selskab eller dets tilknyttede selskaber, skal Selskabet give meddelelse herom til Indehaveren, der kan udnytte Optionerne i overensstemmelse med pkt. 8.3-8.6 nedenfor.	In the event of (i) a “Change of Control” as defined below in Clause 8.2 and (ii) the Company in connection with the Change of Control is the non-surviving company (the “Non-surviving Company”) and when the surviving corporation (“Surviving Corporation”) acquiring the control of the Company does not assume the Options, or does not substitute equivalent equity options relating to securities in the Surviving Corporation or its affiliates for such Options, the Company shall submit notice to the Holder and Holder can exercise the Options in accordance with the provisions below in Clause 8.3-8.6.

	Såfremt der sker en Overgang af Bestemmende Indflydelse, hvor Selskabet er det Fortsættende Selskab, eller hvor det selskab, der opnår kontrol med Selskabet, overtager Tegningsoptionerne eller erstatter Tegningsoptionerne med tilsvarende optioner på værdipapirer i det Fortsættende Selskaber eller dets tilknyttede selskaber, skal alle Tegningsoptioner (eller optioner, der erstatter disse) fortsat være underlagt vilkårene og betingelserne i dette Bilag (eller tilsvarende vilkår og betingelser). Denne situation er således ikke dækket af nedenstående bestemmelser.	If in the event of a Change of Control when the Company is the Surviving Corporation or when the corporation acquiring the control of the Company assumes the Options, or does substitutes equivalent equity options relating to securities in the Surviving Corporation or its affiliates for such Options, all Options (or substitutes therefore) shall remain and be governed by the present terms and provisions of this Appendix (or by terms and provisions similar hereto). Hence, this situation is not covered by the provisions below.

	I en periode på fireogtyve (24) måneder efter en Overgang af Bestemmende Indflydelse, kan dette Bilag ikke bringes til ophør (medmindre det erstattes af et andet bilag eller en anden aftale, hvorved Indehaverne opnår tilsvarende vilkår og betingelser), og dette Bilag (eller bilaget eller aftalen, der erstatter dette) skal i denne periode administreres således, at Indehaverne opnår vilkår og betingelser, der svarer til dem, der var gældende forud for Overgangen af Bestemmende Indflydelse. Enhver ændring og ethvert bortfald af vilkår og betingelser i dette Bilag forud for en Overgang af Bestemmende Indflydelse, der (i) er foranlediget af en tredjemand, som har tilkendegivet et ønske om eller truffet foranstaltninger med henblik på at gennemføre en Overgang af Bestemmende Indflydelse, (ii) eller som i øvrigt gennemføres i forbindelse med eller i forventning om en Overgang af Bestemmende Indflydelse, er ugyldig og virkningsløs i enhver henseende.	For a period of twenty-four (24) months following a Change of Control, this Appendix shall not be terminated (unless replaced by an other appendix or agreement providing the Holders with comparable terms and conditions) and during such period this Appendix (or such replacement appendix or agreement) shall be administered in a manner such that will provide the Holders with terms and conditions generally comparable to those provided prior to the Change of Control. Any amendment or termination of terms and conditions under this Appendix prior to a Change of Control which (i) was at the request of a third party who has indicated an intention or taken steps reasonably calculated to effect a Change of Control or (ii) otherwise arose in connection with or in anticipation of a Change of Control, shall be null and void and shall have no effect whatsoever.

8.2	Følgende begivenheder anses for overgang af bestemmende indflydelse (“Overgang af Bestemmende Indflydelse”):	The following events shall be considered a change of control event or situation (“Change of Control”):

A.	Såfremt en “Person” (som defineret i Exchange Act (den amerikanske børslov) § 13(d) eller § 14(d)) ad én eller flere omgange opnår “Ejendomsretten” (som defineret i Exchange Act (den amerikanske børslov) Rule 13d-3) til femogtredive procent (35%) eller mere af de stemmerettigheder, der knytter sig til Selskabets stemmeberettigede værdipapirer.	The acquisition in one or more transactions by any “Person” (as the term person is used for purposes of Section 13(d) or 14(d) of the Exchange Act) of “Beneficial Ownership” (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of thirty-five percent (35%) or more of the combined voting power of the Company’s then outstanding voting securities;

B.	Såfremt de personer, der pr. februar 2009 er bestyrelsesmedlemmer i Selskabet (den “Siddende Bestyrelse”), uanset årsag ophører med at udgøre over halvdelen af Selskabets bestyrelse, dog således at hvis mindst 2/3 af den Siddende Bestyrelse har godkendt et nyt bestyrelsesmedlem, der er valgt eller anbefalet af Selskabets Aktionærer, skal dette nye bestyrelsesmedlem i dette Bilag anses for medlem af den Siddende Bestyrelse, idet dette dog ikke omfatter personer, der vælges første gang som følge af en faktisk eller varslet afstemning med henblik på at vælge eller afsætte bestyrelsesmedlemmer eller som følge af anden faktisk eller varslet indhentelse af stemmefuldmagter eller samtykkeerklæringer foretaget af eller på vegne af andre end Selskabets bestyrelse.	The individuals who, as of February 2009, are members of the Board of Directors of the Company (the “Incumbent Board”), cease for any reason to constitute more than fifty percent of the Board of Directors of the Company; provided, however, that if the election, or nomination for election by the Company’s Shareholders, of any new director was approved by a vote of at least two-thirds of the Incumbent Board, such new director shall, for purposes of this Appendix, be considered as a member of the Incumbent Board, but excluding for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board of Directors of the Company;

C.	Såfremt der sker en fusion eller sammenlægning af Selskabet, hvorved Selskabets aktionærer - der råder over alle stemmerettighederne i Selskabet på fusions- eller sammenlægningstidspunktet - ikke direkte eller indirekte opnår mindst femogtres procent (65%) af samtlige stemmerettigheder i det selskab, der er et resultat af fusionen eller sammenlægningen af Selskabet (“Fusionsselskabet”). Uanset, at der gennemføres en fusion eller sammenlægning af Selskabet, hvorved Selskabets aktionærer faktisk opnår femogtres procent (65%) eller mere af stemmerettighederne i Fusionsselskabet, anses det for en Overgang af Bestemmende Indflydelse, såfremt stemmerettighederne blandt Fusionsselskabets fortsættende aktionærer ikke fordeles i hovedsagelig samme forhold i Fusionsselskabet som oprindeligt fordelt blandt Selskabets aktionærer.	A merger or consolidation of the Company by which shareholders of the Company - holding the total voting rights of the Company at the time of such merger or consolidation - do not obtain, directly or indirectly, minimum sixty-five percent (65%) of the total voting rights of the corporation resulting from such merger or consolidation of the Company (the “Merger Corporation”). Notwithstanding, a merger or consolidation of the Company by which the shareholders of the Company do actually obtain sixty-five percent (65%) or more of the total voting rights of the Merger Corporation, it shall be considered a Change of Control, if the voting rights between the continuing shareholders of the Merger Corporation are not allocated in substantially the same proportions in the Merger Corporation as originally allocated between the same shareholders in the Company;

D.	Såfremt der træffes beslutning om at godkende en fuldstændig likvidation eller opløsning af Selskabet, hvorved Selskabet ophører med at eksistere.	Approval of a complete liquidation or dissolution of the Company, whereby the Company ceases to exist;

E.	Såfremt der indgås en aftale om salg eller afhændelse af alle eller i det væsentlige alle Selskabets aktiver, medmindre aftalen indgås med et helejet datterselskab i HTCC-koncernen.	An agreement concerning the sale or other disposition of all or substantially all of the assets of the Company other than to a wholly owned subsidiary within the HTCC Group;

F.	Såfremt der træffes beslutning om at spalte Selskabet, hvorved størstedelen af Selskabets aktiver udskilles, medmindre udskillelsen sker til et helejet datterselskab i HTCC-koncernen.	A demerger of the Company whereby the majority of the Company’s assets is transferred other than to a wholly owned subsidiary within the HTCC Group; or

G.	Såfremt der træffes beslutning om at gennemføre en aktieombytning i Selskabet, hvorved de aktionærer, der på tidspunktet for aktieombytningen råder over alle stemmerettighederne i Selskabet, ikke direkte eller indirekte opnår over femogtres procent (65%) af samtlige stemmerettigheder i det selskab, der opstår som et resultat af aktieombytningen (det “Aktieombyttende Selskab”). Uanset, at der gennemføres en aktieombytning i Selskabet, hvorved Selskabets aktionærer faktisk direkte eller indirekte opnår mindst femogtres procent (65%) af stemmerettighederne i det Aktieombyttende Selskab, anses det for en Overgang af Bestemmende Indflydelse, såfremt de fortsættende aktionærers stemmerettigheder i det Aktieombyttende Selskab ikke fordeles i hovedsagelig samme forhold i det Aktieombyttende Selskab som oprindeligt fordelt blandt Selskabets aktionærer.	A share exchange of shares in the Company by which shareholders of the Company – holding the total voting rights of the Company at the time of such share exchange – do not obtain, directly or indirectly, more than sixty-five percent (65%) of the total voting rights of the corporation resulting from such share exchange of shares in the Company (the “Share Exchange Corporation”). Notwithstanding, a share exchange of shares in the Company by which the shareholders of the Company do actually obtain, directly or indirectly, more than sixty-five percent (65%) or more of the total voting rights of the Share Exchange Corporation, it shall be considered a Change of Control, if the voting rights between the continuing shareholders of the Share Exchange Corporation are not allocated in substantially the same proportions in the Share Exchange Corporation as originally allocated between the same shareholders in the Company.

8.3	I overensstemmelse med pkt. 8.1, såfremt der påtænkes en Overgang af Bestemmende Indflydelse som defineret i pkt. 8.2 med Selskabet som det Ikke-fortsættende Selskab, og såfremt det Fortsættende Selskab, der opnår kontrol med Selskabet, ikke ønsker at overtage Tegningsoptionerne, skal Selskabet give skriftlig meddelelse til Indehaveren om den påtænkte Overgang af Bestemmende Indflydelse.	In accordance with Clause 8.1 if a Change of Control as defined in Clause 8.2 is contemplated with the Company as the Non-surviving Company and when the Surviving Corporation acquiring the control of the Company, does not wish to assume the Options, the Company shall submit written notice to the Holder regarding the contemplated Change of Control.

8.4	Såfremt en Indehaver ønsker at udnytte Tegningsoptioner, skal Indehaveren give Selskabet skriftlig meddelelse herom og indbetale Tegningsbeløbet samt det eventuelle Indeholdelsespligtige Beløb som anført i pkt. 5.2 (eller i øvrigt benytte sig af muligheden for Differenceafregning). Meddelelsen fra Indehaveren samt Tegningsbeløbet og det eventuelle Indeholdelsespligtige Beløb skal være Selskabet i hænde senest 21 kalenderdage efter afgivelsen af den i pkt. 8.3 nævnte meddelelse fra Selskabet.	If a Holder wishes to exercise Options, the Holder shall submit written exercise notice thereof to the Company and pay the Subscription Amount and (if applicable) Withholding Amount described in Clause 5.2 (or otherwise use the Cashless Exercise). The notice from the Holder and the Subscription Amount and (if applicable) Withholding Amount shall be received by the Company within 21 calendar days after the notice from the Company referred to above in Clause 8.3 has been submitted.

8.5	Såfremt en Indehaver har ret til at udnytte Tegningsoptioner i henhold til nærværende pkt. 8, men giver helt eller delvist afkald på denne rettighed, eller undlader at afgive meddelelse om udnyttelse eller indbetale Tegningsbeløbet og det eventuelle Indeholdelsespligtige Beløb i overensstemmelse med pkt. 8.4, bortfalder Indehaverens ikke-udnyttede Tegningsoptioner automatisk og uden kompensation ved udløbet af den i pkt. 8.4 anførte frist, jf. dog pkt. 8.6 nedenfor.	If a Holder is entitled to exercise Options pursuant to this Clause 8, but renounces such right, in whole or in part, or does not submit notice regarding the exercise and pays the Subscription Amount and (if applicable) Withholding Amount in accordance with Clause 8.4, the Holder’s non-exercised Options shall automatically and without compensation be cancelled as per the expiry of the time-limit set out in Clause 8.4, cf. however, below in Clause 0.

8.6	Såfremt en Indehaver afgiver meddelelse om udnyttelse af Tegningsoptioner som følge af en påtænkt Overgang af Bestemmende Indflydelse i henhold til pkt. 8.4, og den påtænkte Overgang af Bestemmende Indflydelse ikke gennemføres i forlængelse af Selskabets meddelelse herom, anses Indehaverens meddelelse for ikke-afgivet, og Indehaverens Tegningsoptioner berøres ikke heraf, i det omfang den til Tegningsoptionerne knyttede kapitalforhøjelse endnu ikke er registreres hos Erhvervs- og Selskabsstyrelsen. I dette tilfælde skal Selskabet tilbagebetale Tegningsbeløbet og det eventuelle Indeholdelsespligtige Beløb uden rente så hurtigt som muligt og under alle omstændigheder inden for 10 kalenderdage efter, at det står klart, at den påtænkte Overgang af Bestemmende Indflydelse ikke vil blive gennemført. Såfremt kapitalforhøjelsen allerede er registreret, anses Indehaverens meddelelse om udnyttelse for afgivet, uanset om den påtænkte Overgang af Bestemmende Indflydelse gennemføres eller ej.	If a Holder submits notice regarding exercise of Options due to a contemplated Change of Control under Clause 8.4, and the Change of Control event is not implemented in continuation of the Company’s notice regarding the Change of Control, the Holder’s notice shall be deemed non-submitted and the Holder’s Options shall remain unchanged to the extent that the capital increase related to the Options has not yet been registered with the Danish Commerce and Companies Agency. Any paid Subscription Amount and (if applicable) Withholding Amount shall in this case be repaid without interest by the Company as soon as possible and within 10 calendar days after it becomes clear that the Change of Control will not be implemented. If the capital increase is registered, the Holder’s notice regarding exercise shall be deemed submitted regardless of the non-implementation of the Change of Control event.

9.	REGULERING AF TEGNINGSKURSEN, AKTIEANTAL OG/ELLER AKTIETYPE VED ÆNDRINGER I SELSKABETS KAPITALFORHOLD	ADJUSTMENT OF THE SUBSCRIPTION PRICE, SHARE NUMBER AND/OR KIND OF SHARES IN CASE OF CHANGES of THE COMPANY’S CAPITAL STRUCTURE

9.1	Såfremt der gennemføres ændringer i Selskabets kapitalforhold, som indebærer en reduktion eller forøgelse af Tegningsoptionernes værdi, kan Selskabets bestyrelse (eller, såfremt Selskabet er et Ikke-fortsættende Selskab i en sådan transaktion, det Fortsættende Selskabs bestyrelse) efter omstændighederne vælge at foretage en regulering af	If changes to the capital structure of the Company are implemented causing the value of the Options to be increased or reduced, the Board of Directors of the Company (or if the Company is Non-surviving Company in any such transaction, the Board of Directors of the Surviving Corporation) may depending on the circumstances decide to make an adjustment of

	Tegningskursen og/eller antallet af aktier, som kan tegnes ved udnyttelse af Tegningsoptionerne (“Aktieantallet”) og/eller typen af Aktier, som kan tegnes ved udnyttelse af Tegningsoptionerne, således at værdien af Tegningsoptionerne ikke påvirkes af ændringerne. De væsentligste eksempler på ændringer i Selskabets kapitalforhold er kapitalforhøjelse, kapitalnedsættelse, ekstraordinær udlodning af udbytte, udstedelse af fondsaktier, køb og salg af egne aktier, udstedelse af Tegningsoptioner, udstedelse af konvertible gældsbreve og fusion.	the Subscription Price and/or the number which may be subscribed for on the basis of the Options (the “Share Number”) and/or kind of Shares which may be subscribed for on the basis of the Options in order for the value of the Options to remain unaffected by the changes. Main examples of changes in the Company’s capital structure are capital increase, capital decrease, extraordinary distribution of dividend, issuance of bonus shares, purchase and sale of own shares, issuance of Options, issuance of convertible instruments and merger.

9.2	Da en eventuel regulering sker for at sikre, at værdien af Tegningsoptionerne ikke påvirkes af ændringer i Selskabets kapitalforhold, foretages der ingen regulering af Tegningskursen eller Aktieantallet som følge af kapitalforhøjelser, der gennemføres efter, at Tegningsoptionerne er blevet udnyttet.	As any adjustments are made in order for the value of the Options to remain unaffected by capital structure changes, no adjustment of the Subscription Price nor the Share Number shall be made as a result of the capital increases implemented when the Options are already exercised.

9.3	Uanset bestemmelserne i pkt. 9.1 ovenfor er reguleringen af Tegningskursen og/eller Aktieantallet og/eller typen af Aktier obligatorisk og skal foretages automatisk vedrørende Tegningsoptionerne for at sikre, at værdien af Tegningsoptionerne ikke påvirkes af ændringer i kapitalforholdene.	Irrespective of the above in Clause 9.1, the adjustment of the Subscription Price and/or the Share Number and/or the kind of Shares are compulsory and shall automatically be made concerning Options in order for the value of the Options to remain unaffected by capital structure changes.

10.	MARKEDSKURS	FAIR MARKET PRICE

10.1	Såfremt Aktiernes “Markedskurs” skal beregnes i forbindelse med en udnyttelse af Tegningsoptioner, skal markedskursen fastsættes i overensstemmelse med handelskursen for Aktierne eller Amerikanske Depotaktier udstedt på grundlag heraf, eller, såfremt Aktierne eller	If the “Fair Market Price” of the Shares shall be calculated in connection with an exercise of Options, the fair market price Shall be determined pursuant to the trading price of the Shares or American Depositary Shares issued on the basis thereof, or, if the Shares or American

	de Amerikanske Depotaktier ikke er børsnoteret, i overensstemmelse med en af Selskabets bestyrelse godkendt vurderingsmetode.	Depositary Shares are not listed, pursuant to a valuation methodology approved by the Board of Directors of the Company.

11.	DIVERSE	MISCELLANEOUS

11.1	Ingen aktionærstatus	No shareholder status

11.1.1	Indehaverne bliver ikke ved tildelingen af Tegningsoptioner aktionærer i Selskabet, og Indehaverne har således ikke ret til at modtage udbytte eller til at deltage i Selskabets generalforsamlinger grundet tildelingen af Tegningsoptioner.	The Holders do not become shareholders in the Company upon receipt of Options and thus, the Holders shall not be entitled to receive dividend or participate in the Company’s general meetings due to the grant of Options.

11.2	Ændring/justering af dette Bilag	Changes/amendments to this Appendix

11.2.1	Indholdet af dette Bilag, herunder vilkårene for udnyttelse af Tegningsoptioner, kan af Selskabets bestyrelse ændres og/eller justeres under forudsætning af, at sådanne ændringer og/eller justeringer ikke, samlet set, reducerer værdien af Tegningsoptionerne for Indehaverne, idet dette ville kræve deres samtykke.	The content of this Appendix, including the terms regarding exercise of Options may be changed and/or amended by the Company’s Board of Directors provided that such changes and/or amendments do not, seen as a whole, reduce the value of Options for the Holders, as this would require their consent.

11.3	Transport eller overdragelse af Tegningsoptioner	Assignment or transfer of Options

11.3.1	Tegningsoptionerne kan ikke gøres til genstand for udlæg, overdrages eller på anden måde overføres, hverken til eje eller sikkerhed, herunder i forbindelse med bodeling, uden forudgående skriftligt samtykke fra bestyrelsen. Tegningsoptionerne kan dog gå i arv til ægtefæller/samlevere og/eller børn eller andre livsarvinger og indgå i et uskiftet bo efter en afdød Indehaver under forudsætning af, at erhververen samtidig	The Options shall not, without the prior written consent of the Board of Directors of the Company, be taken in execution, assigned or otherwise transferred, whether for ownership or as security, including in connection with a division of property. However, the Options may be passed on as inheritance to a spouse/cohabitant and/or children or remoter issue and may be passed on to any person retaining undivided possession of the estate left by a

	tiltræder enhver aftale om Tegningsoptionerne og/eller de underliggende Aktier, som den pågældende Indehaver har indgået.	deceased Holder, provided that any such recipient at the same time accepts any agreement entered into by the relevant Holder regarding the Options and/or the underlying Shares.

11.3.2	I forbindelse med Overgang af Bestemmende Indflydelse eller anden form for omstrukturering eller reorganisering kan Selskabet overdrage eller på anden måde overføre Tegningsoptioner under forudsætning af, at erhververen (i) overtager Tegningsoptionerne eller (ii) tildeler Indehaverne nye optioner i det modtagende selskab eller et tilknyttet selskab på vilkår og betingelser svarende til de i dette Bilag anførte vilkår og betingelser.	In connection with a Change of Control or any other restructuring or reorganization the Company may assign or otherwise transfer Options provided that the recipient of the Options (i) assumes the Options or (ii) provides new options to the Holders in the recipient company or any affiliated company on terms and conditions equivalent to the terms and conditions of this Appendix.

11.3.3	Endvidere kan Selskabets bestyrelse eller en af denne udpeget person efter eget skøn vælge, at der skal udbetales et kontant beløb til hver Indehaver for Tegningsoptionerne ved gennemførelse af Overgangen af Bestemmende Indflydelse, opgjort på grundlag af den markedskurs, som indehaverne af Selskabets værdipapirer ville have modtaget ved en sådan Overgang. Indehavernes Tegningsoptioner annulleres som følge af den kontante betaling til Indehaverne.	In addition, the Board of Directors of the Company or its designee may, in its sole discretion, provide for a cash payment to be made to each Holder for the Options upon the consummation of the Change of Control, determined on the basis of the fair market value that would be received in such Change of Control by the holders of the Company’s securities. The Holders’ Options are cancelled as a consequence of this cash payment to the Holders.

11.4	Seneste udnyttelsesdato	Latest date of exercise.

	Eventuelle Tegningsoptioner, som ikke måtte være udnyttet inden deres respektive udløbsdatoer i henhold til dette Bilag, bortfalder automatisk uden varsel og uden kompensation.	Any Options not exercised within their respective expiry dates as provided for in this Appendix will lapse automatically, without notice and without compensation.

11.5	Meddelelser	Notices

11.5.1	Indehavernes meddelelser til Selskabet om alle forhold vedrørende dette Bilag, herunder meddelelser om udnyttelse af Tegningsoptioner, skal fremsendes skriftligt til Selskabets jurist.	The Holders’ notices to the Company regarding all issues relating to this Appendix, including notices regarding exercise of Options shall be made in writing to the General Counsel of the Company.

11.5.2	Alle meddelelser til en Indehaver om forhold vedrørende dette Bilag skal afgives af Selskabets bestyrelse og kan fremsendes til den adresse, som Indehaveren senest har oplyst om skriftligt. Indehaveren er ansvarlig for, at bestyrelsen er orienteret om Indehaverens aktuelle adresse. Selskabets bestyrelse kan bemyndige Selskabets direktion (og den, som direktionen måtte bemyndige) til at afgive meddelelser i henhold til dette Bilag.	All notices to a Holder regarding issues relating to this Appendix shall be submitted by the Company’s Board of Directors and may be submitted to the address which the Holder has most recently stated in writing. It is the Holder’s responsibility to keep the Board of Directors informed about the Holder’s current address. The Company’s Board of Directors may authorise the Company’s management (and who the management may authorise) to submit notices pursuant to this Appendix.

11.6	Skattemæssige forhold	Tax issues

11.6.1	Hverken Selskabet eller dets tilknyttede selskaber skal svare skat i forbindelse med tegningen og/eller udnyttelsen af Tegningsoptionerne, medmindre der er tale om lovpligtige skatter alene pålagt Selskabet eller dets tilknyttede selskaber. Indehaveren accepterer i forbindelse med tegningen alene at skulle svare skat, der ikke retmæssigt pålægges Selskabet eller dets tilknyttede selskaber alene.	None of the Company and its affiliates shall be responsible for payment of any taxes associated with the subscription for the Options and/or the exercise of the Options, except to the extent such taxes are legally imposed solely on the Company or its affiliates. Each Holder shall acknowledge, in connection with such Holder’s subscription, that such Holder is solely responsible for any such taxes that are not legally imposed solely on the Company or its affiliates.

11.7	Lovvalg og voldgift	Choice of law and arbitration.

11.7.1	Dette Bilag, herunder tegningen og udnyttelsen af Tegningsoptionerne, reguleres af dansk ret, dog således at	This Appendix, including the subscription and the exercise of the Options, shall be governed by Danish law, provided,

	danske præceptive regler, som måtte være fraveget i dette Bilag, alene skal gælde for Indehavere, som ville være omfattet af disse præceptive regler, uanset at andet lovvalg er aftalt.	however, that Danish mandatory law deviated from in this Appendix shall only apply to Holders who would enjoy protection under such mandatory law regardless of choice of law to the contrary.

11.7.2	Tvister eller anden form for uoverensstemmelser, der udspringer af dette Bilag, herunder i forbindelse med tegningen eller udnyttelsen af Tegningsoptionerne, afgøres endeligt ved voldgift, jf. “Regler for behandling af sager ved Det Danske Voldgiftsinstitut”. Voldgiftsretten skal bestå af tre medlemmer, hvoraf et medlem skal være en dansk dommer. Alle medlemmer af voldgiftsretten udpeges i overensstemmelse med anførte regelsæt. Voldgiftsretten skal træffe afgørelse om sagsomkostninger, men omkostningerne skal fordeles således, at Selskabet fritager Indehaverne fra dækning af omkostninger, som overstiger de omkostninger, som Indehaverne ville skulle have afholdt, hvis tvisten var blevet afgjort ved de almindelige domstole. Parterne er forpligtet til at hemmeligholde alle forhold vedrørende eventuelle voldgiftssager, herunder en voldgiftssags eksistens, dens genstand og voldgiftskendelsen.	Any dispute or disagreement arising out of this Appendix, including in relation to the subscription and exercise of Options, shall be finally settled by arbitration in accordance with the “Rules of Arbitration Procedure” of the Danish institute of arbitration (“Danish Arbitration”). The arbitration tribunal shall have three members, one of whom shall be a Danish judge. All members of the arbitration tribunal shall be appointed in accordance with the aforesaid rules of procedure. The arbitration tribunal shall decide on the legal costs, but the costs shall be distributed such that the Company exempts the Holders from any arbitration costs exceeding the costs which the Holders would have incurred if the dispute had been decided by the ordinary courts. The parties shall keep confidential all information about any arbitration proceedings, including the existence and subject-matter thereof, and the arbitration award.

11.8	Øvrige vilkår	Other terms

11.8.1	Med henvisning til aktieselskabslovens § 32, stk. 1, nr. 4-6 og 9, jf. § 40a, stk. 2, har Selskabets generalforsamling besluttet, at følgende vilkår i øvrigt skal være gældende i forbindelse med udstedelsen af Tegningsoptionerne og den senere erhvervelse af nye Aktier ved udnyttelse af Tegningsoptionerne:	With a reference to S. 32(1), no. 4-6 and 9, cf. S. 40a(2) of the Danish Companies Act, the general meeting of the Company has resolved that the following terms shall additionally apply in connection with the issuance of the Options and the subsequent subscription for new Shares when exercising the Options:

11.8.1.1	De nuværende aktionærer har ikke fortegningsret til Tegningsoptionerne, idet disse er udstedt til fordel for Indehaverne.	The current shareholders shall not have a pre-emptive right to Options as these are issued for the benefit of the Holders.

11.8.1.2	Tegningsoptionerne kan ikke gøres til genstand for udlæg, overdrages eller på anden made overføres, hverken til eje eller sikkerhed, herunder i forbindelse med bodeling, uden forudgående skriftligt samtykke fra bestyrelse og i overensstemmelse med bestemmelserne i pkt. 11.3.	The Options cannot be made the object of execution, be transferred or in any other way transported, neither as propriety nor as security, including in connection with a division of estates without the prior written consent from the Board of Directors and in accordance with the provisions in Clause 11.3.

11.8.1.3	Tegningsbeløbet og eventuelt Det Indeholdelsespligtige Beløb, som skal betales for nye Aktier udstedt ved udnyttelse af Tegningsoptionerne, indbetales kontant i henhold til pkt. 5.2 (eller i øvrigt ved udnyttelse af muligheden for Differenceafregning).	The Subscription Amount and (if applicable) the Withholding Amount to be paid for new Shares issued on the basis of Options shall be paid in cash in accordance with Clause 5.2 (or otherwise pursuant to the Cashless Exercise).

11.9	Nye Aktier udstedt på grundlag af Tegningsoptionerne kan noteres i Selskabets aktiebog.	New Shares issued on the basis of Options may be registered and recorded in the Company’s share register.

11.9.1.1	Nye Aktier udstedt på grundlag af Tegningsoptioner skal være omsætningspapirer.	New Shares issued on the basis of Options shall be negotiable instruments.

11.9.1.2	For nye Aktier udstedt ved udnyttelse af Tegningsoptionerne skal der ikke gælde nogen fortegningsret ved fremtidige kapitalforhøjelser.	There shall be no pre-emptive rights in respect of new Shares issued on the basis of Options with regard to future share increases.

11.9.1.3	Nye Aktier udstedt på grundlag af Tegningsoptionerne giver ret til udbytte og andre rettigheder i Selskabet fra tidspunktet for kapitalforhøjelsens registrering i Erhvervs- og Selskabsstyrelsen.	New Shares issued on the basis of Options shall provide the right to dividends and other rights in the Company as from the time of the registration of the capital in-crease in the Danish Commerce and Companies Agency.

11.9.1.4	Såfremt der forinden udnyttelse af Tegningsoptionerne generelt i Selskabet er gennemført ændringer i aktiernes rettigheder, skal nye Aktier udstedt på grundlag af Tegningsoptionerne dog have samme rettigheder som Selskabets øvrige aktier på tidspunktet for udnyttelsen af Tegningsoptionerne.	If prior to the exercise of Options, changes in the rights of the shares are generally implemented in the Company, new Shares issued on the basis of Options shall however have the same rights as the other shares in the Company at the time of the exercise of Options.

11.9.1.5	Selskabet afholder omkostningerne i forbindelse med udstedelsen af Tegningsoptionerne og senere udnyttelse heraf. Selskabets omkostninger forbundet med udstedelsen og de dertil hørende kapitalforhøjelser anslås til DKK 150.000.	The Company shall bear the costs in connection with the issuance of the Options and the subsequent exercise thereof. The Company’s costs in connection with the issuance and the related capital increases are estimated at DKK 150,000.

BILAG 2 TIL VEDTÆGTER FOR INVITEL HOLDINGS A/S / APPENDIX 2 TO THE ARTICLES OF ASSOCIATION OF INVITEL HOLDINGS A/S

Bestyrelsen har i medfør af vedtægternes punkt 5 den 25. februar 2010 besluttet at udstede tegningsoptioner (“Tegningsoptionerne”) til en ledende medarbejder (“Medarbejderen”).	On 25 February 2010, the Board resolved, in accordance with Article 5 of the Articles of Association, to issue warrants (the “Warrants”) to an executive member of the management (the “Employee”).

Tegningsoptionerne giver Medarbejderen ret til at tegne for indtil i alt nominelt EUR 200 aktier (dvs. 20.000 aktier à nominelt EUR 0,01) i Selskabet i perioden 4. januar 2010 til 3. januar 2020. Tegningsoptionerne giver ret til at tegne aktier i Selskabet til en tegningskurs på USD 4.50.	The Warrants entitle the Employee to subscribe for shares at a total nominal value of up to EUR 200 (i.e. 20,000 shares at a nominal value of EUR 0.01 each) in the Company during the period from 4 January 2010 until 3 January 2020. The Warrants entitle the Employee to subscribe for shares in the Company at a subscription price of USD 4.50.

Under henvisning til aktieselskabslovens § § 40 b, stk. 3, jf. 32, stk. 1, nr. 4-6 og 9, har bestyrelsen for Selskabet besluttet, at følgende vilkår i øvrigt skal være gældende i forbindelse med udstedelse af Tegningsoptionerne og senere tegning af nye aktier ved udnyttelse af udstedte Tegningsoptionerne:	With reference to section 40 b(3) cf. section, 32(1), paras 4-6 and 9, of the Danish Public Companies Act, the Board of Directors of the Company has decided that the following terms are to apply in connection with the issue of the Warrants and subsequent subscription for new shares upon exercise of Warrants issued:

at Tegningsoptionerne tildeles Medarbejderen vederlagsfrit,	that the Warrants are issued for no consideration by the Employee;

at Selskabet skal føre en fortegnelse over udstedte Tegningsoptioner,	that the Company must keep a register of Warrants issued;

at der til nye aktier udstedt på grundlag af Tegningsoptionerne ikke skal gælde fortegningsret for de eksisterende aktionærer,	that the existing shareholders are to have no pre-emption rights in respect of new shares issued on the basis of the Warrants;

at nye aktier udstedt på grundlag af Tegningsoptionerne skal indbetales kontant ved tegning,	that new shares issued on the basis of the Warrants must be paid in cash at the time of subscription;

at nye aktier udstedt ved udnyttelse af Tegningsoptionerne skal lyde på navn og noteres i Selskabets aktiebog,	that new shares issued upon exercise of the Warrants are to be registered shares and be registered in the register of shareholders of the Company;

at nye aktier udstedt ved udnyttelse af Tegningsoptionerne ikke skal være omsætningspapirer,	that new shares issued upon exercise of the Warrants are to be non-negotiable instruments;

at nye aktier udstedt ved udnyttelse af Tegningsoptionerne kan overdrages efter samme regler, som i øvrigt gælder for overdragelse af aktier i Selskabet,	that new shares issued upon exercise of the Warrants may be transferred according to the same rules as those applicable to the transfer of shares in the Company;

at der for nye aktier udstedt ved udnyttelse af Tegningsoptionerne ikke skal gælde indskrænkninger i fortegningsretten ved fremtidige kapitalforhøjelser,	that there are no limitations as to the pre-emption rights of new shares issued upon exercise of the Warrants in connection with future capital increases;

at      nye aktier udstedt ved udnyttelse af Tegningsoptionerne giver ret til udbytte og andre rettigheder i Selskabet i lighed med de allerede eksisterende aktier i Selskabet fra tidspunktet for kapitalforhøjelsernes registrering i Erhvervs- og Selskabsstyrelsen, that  new shares issued upon exercise of the Warrants are to entitle the holder to dividends and other rights in the Company, as do the already existing shares in the Company, from the time of the registration of the capital increase with the Danish Commerce and Companies Agency;

at      såfremt der forinden udnyttelse af Tegningsoptionerne generelt i Selskabet er gennemført ændringer i aktiernes rettigheder, skal nye aktier udstedt ved udnyttelse af Tegningsoptionerne dog have samme rettigheder som Selskabets øvrige aktier på tidspunktet for udnyttelsen, that  where, prior to the exercise of the Warrants, general changes have been made in the rights attaching to the shares, new shares issued upon exercise of the Warrants are to carry the same rights as the Company’s other shares at the time of exercise;

at Selskabet afholder omkostningerne i forbindelse med udstedelse af Tegningsoptionerne og senere udnyttelse heraf,	that the Company is to pay the costs relating to the issue of the Warrants and their subsequent exercise;

at tegningsbeløbet skal indbetales samtidig med, at indehaveren af Tegningsoptionerne giver skriftlig meddelelse til Selskabet om, at Tegningsoptionerne udnyttes,	that the subscription amount must be paid at the same time as the Warrant holder giving written notice to the Company of his exercise of the Warrants;

at meddelelsen om Tegningsoptionernes udnyttelse skal være Selskabet i hænde senest ved udnyttelsesfristens udløb, og	that the notice of exercise of the Warrants must be received by the Company not later than at the expiry of the deadline for exercise; and

at hvis Tegningsoptionerne ikke udnyttes inden for udnyttelsestidsrummet, bortfalder Tegningsoptionerne, uden at Medarbejderen herved opnår særskilt vederlag eller anden kompensation herfor.	that where the Warrants are not exercised within the period of exercise, the Warrants will lapse without further separate payment or any other compensation.

I medfør af aktieselskabslovens § 40b, stk. 3., gælder følgende vilkår i forbindelse med de i aktieselskabslovens § 40a, stk. 2, 2 pkt., nævnte situationer:	With reference to section 40b(3) of the Danish Public Companies Act, the following terms are to apply in respect of the situations set out in section 40b(2), second sentence, of the Danish Public Companies Act:

Ved ændringer i Selskabets forhold, som nævnt i aktieselskabslovens § 40a, stk. 2, 2 pkt., vil det blive tilstræbt at fastholde grundlaget for og kontinuiteten i aktietegningsoptionsordningen, herunder vil købskursen og/eller antallet af aktier, der kan købes, blive justeret, således at værdien af Tegningsoptionerne i videst muligt omfang er upåvirket af ændringerne.	In the event of changes in relation to the Company as set out in section 40a(2), second sentence, of the Danish Public Companies Act, efforts will be made to maintain the basis for as well as the continuity of the warrant scheme, including adjusting the bid price and/or the number of shares that may be purchased, to enable the value of the Warrants to remain unaffected by the changes to the widest extent possible.

Herudover skal følgende gælde:	In addition to this, the following shall apply:

–       Der foretages ingen regulering af tegningskursen eller antallet af aktier som følge af kapitalforhøjelser, der gennemføres ved udnyttelse af aktietegningsoptioner udstedt før eller samtidig med udstedelsen af disse Tegningsoptioner.

–       There will be no adjustment of the subscription price or the number of shares as a result of any capital increase completed by exercising warrants issued prior to or at the same time as the issue of these Warrants.

–       Såfremt Selskabets aktiekapital forhøjes til en lavere kurs end markedskursen, Selskabet udsteder aktietegningsoptioner, konvertible obligationer eller gældsbreve eller lignende, hvorved aktierne i Selskabet kan tegnes til en lavere kurs end markedskursen på tildelingstidspunktet, eller Selskabets aktiekapital nedsættes ved udbetaling til aktionærerne til en højere kurs end markedskursen, skal tegningskursen for aktierne ved udnyttelse af de meddelte Tegningsoptioner reduceres i et sådant omfang, at Medarbejderen kompenseres for det pågældende forhold.

–       In the event that the share capital of the Company is increased at a price lower than the market price, the Company issues warrants, convertible bonds or debt instruments, etc to the effect that the shares in the Company may be subscribed for at a price lower than the market price at the time of the grant, or the share capital of the Company is reduced through payments to the shareholders at a price higher than the market price, the subscription price for the shares upon exercise of the Warrants granted will be reduced to an extent compensating the Employee for such capital increase etc.

–       Såfremt Selskabet udsteder fondsaktier til de eksisterende aktionærer, skal tegningskursen reduceres og antallet af aktier, der kan tegnes som følge af Tegningsoptionerne, forhøjes, således at den samlede værdi af Tegningsoptionerne bevares.

–       In the event that the Company issues bonus shares to the existing shareholders, the subscription price will be reduced and the number of shares that may be subscribed for will be increased in order to maintain the total value of the Warrants.

–       Såfremt Selskabets aktiekapital forhøjes til en kurs over markedskursen, eller Selskabets aktiekapital nedsættes til en lavere kurs end markedskursen ved udbetaling til aktionærerne, skal tegningskursen for aktierne ved udnyttelse af de meddelte Tegningsoptioner forøges i et sådant omfang, at der reguleres for den fordel, som Medarbejderen herved opnår.

–       In the event that the share capital of the Company is increased at a price higher than the market price or the share capital of the Company is reduced at a price lower than the market price through payments to the shareholders, the subscription price for the shares upon exercise of the Warrants granted will be increased to an extent adjusting for the benefit thus obtained by the Employee.

–       Såfremt Selskabets aktiekapital forhøjes eller nedsættes til markedskurs, Selskabet træffer beslutning om at fusionere som det fortsættende selskab, Selskabet træffer beslutning om at udstede aktier, Tegningsoptionerne, konvertible gældsbreve eller lignende til Selskabets medarbejdere (herunder medlemmer af Selskabets ledelse), eventuelt til en lavere kurs end markedskurs, foretages ingen regulering af tegningskursen på aktierne eller antallet af aktier, der kan tegnes i henhold til de meddelte Tegningsoptionerne.

–       In the event that the share capital of the Company is increased or reduced at market price, the Company decides to merge as the surviving company, the Company decides to issue shares, warrants, convertible debt instruments, etc to the employees of the Company (including members of the management of the Company), perhaps at a price lower than the market price, there will be no adjustment of the subscription price for the shares or the number of shares that may be subscribed for pursuant to the Warrants granted.

–       Såfremt Selskabets aktiekapital nedsættes til dækning af underskud, skal antallet af aktier, som Medarbejderen kan tegne ved udnyttelse af de meddelte Tegningsoptioner, reduceres, således at Medarbejderen i relation til kapitalandele i Selskabet stilles, som om Tegningsoptionerne var udnyttet umiddelbart forud for beslutningen om kapitalnedsættelse. Tegningskursen for aktierne ændres ikke.

–       In the event that the share capital of the Company is reduced to cover any loss, the number of shares for which the Employee may subscribe by exercising the Warrants granted will be reduced to the effect that the Employee will, in relation to his shares of the capital of the Company, be situated as if the Warrants had been exercised immediately prior to the decision to reduce the capital. The subscription price for the shares will remain unchanged.

–       Såfremt Selskabet fusionerer, og Selskabet ikke er det fortsættende selskab i fusionen, eller såfremt der træffes beslutning om Selskabets opløsning eller spaltning, skal Selskabet underrette Medarbejderen forud for gennemførelsen (fusion, opløsning spaltning), således at Medarbejderen får mulighed for at udnytte Tegningsoptionerne inden da.”

–       In the event that the Company merges and the Company is not the surviving company in the merger or in the event that a decision is made to dissolve the Company or to split it into several entities (demerger), the Company is obliged to give notice to the Employee prior to completing the merger etc. in order for the Employee to be able to exercise the warrants prior to such completion.”